Exhibit 23.1






                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hollinger International Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Hollinger International Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Hollinger International Inc.


/s/ KPMG Peat Marwick LLP

Chicago, Illinois
June 19, 1997